Exhibit 5.2
[Letterhead of Moss & Barnett, P.A.]
November 19, 2010
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Ladies and Gentlemen:
     We are issuing this opinion in our capacity as special counsel to those subsidiaries listed on Schedule A hereto (the “Subject Subsidiaries”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2010 (as amended or supplemented, the “Registration Statement”), relating to the exchange of: (i) $600,000,000 aggregate principal amount of its 7.625% Senior Notes due 2017 (the “2017 Exchange Notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its outstanding unregistered 7.625% Senior Notes due 2017 (the “Original 2017 Notes”); and (ii) $500,000,000 aggregate principal amount of its 7.875% Senior Notes due 2020 (the “2020 Exchange Notes”), which will be registered under the Securities Act, for an equal principal amount of its outstanding unregistered 7.875% Senior Notes due 2020 (the “Original 2020 Notes”). The Original 2017 Notes and the Original 2020 Notes are sometimes referred to herein collectively as the “Original Notes.” The 2017 Exchange Notes and the 2020 Exchange Notes are sometimes referred to collectively herein as the “Exchange Notes.”
     The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of July 16, 2010 (the “Indenture”), by and among the Company, the Bank of New York Mellon Trust Company, N.A., a national association, as trustee (the “Trustee”), and the guarantors party thereto, which guarantors include the Subject Subsidiaries. The Exchange Notes will be guaranteed by the Subject Subsidiaries in accordance with the terms of the Indenture (the “Guarantees”).
     In connection with this opinion, we have examined originals or copies of such documents, corporate records, instruments, certificates of public officials and of the Subject Subsidiaries, made such inquiries of officials of the Subject Subsidiaries, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
     In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies and that each document obtained from a public authority is accurate, complete, and authentic and all official records (including their proper indexing and filing) are accurate and complete. In making our examination of documents executed by entities we have assumed: (i) other than with respect to the Subject Subsidiaries, that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action; and (ii) the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of each such entity.
     We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws of the State of Minnesota as in effect on the date hereof. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. The Exchange Notes may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.
     Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:
1.	Each of the Subject Subsidiaries has been duly organized under the laws of its jurisdiction of organization as set forth on Schedule A hereto and is validly existing and in good standing under the laws of such jurisdiction.

2.	Each of the Subject Subsidiaries has the organizational power to enter into and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture have been duly authorized by all necessary organizational action on the part of the Subject Subsidiaries.

4.	The Guarantees by the Subject Subsidiaries with respect to the Exchange Notes have been duly authorized by the Subject Subsidiaries.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Nelson Mullins Riley & Scarborough, LLP, relying on this opinion, solely for purposes of preparing its opinion.
Very truly yours,
/s/ Christopher D. Stall
Christopher D. Stall
Attorney at Law
612-877-5279
StallC@moss-barnett.com

Schedule A
Subject Subsidiaries

Jurisdiction of
Entity Name	Entity Type	Organization
Analytic Research Technologies, Inc.	Corporation	Minnesota
ATM Management Services, Inc. (f.k.a. ACI-Canada, Inc.)	Corporation	Minnesota
ChexSystems Collection Agency, Inc. (f.k.a. Chex Systems, Inc.)	Corporation	Minnesota
Chex Systems, Inc. (f.k.a. Chex Newco Corporation)	Corporation	Minnesota
EFD Asia, Inc. (f.k.a. eFunds Overseas, Inc.)	Corporation	Minnesota
eFunds Global Holdings Corporation	Corporation	Minnesota